CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICE AGREEMENT

This Agreement, effective as of January 30, 2015, is among Jefferson National Life Insurance Company, a life insurance company organized under the laws of the State of Texas (“JNL”) and Jefferson National Life Insurance Company of New York, a life insurance company organized under the laws of the State of New York (“JNL NY”) (JNL and JNL NY are referred to individually or together, as the context requires, as the “Company”), Two Roads Shared Trust, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and Redwood Investment Management, LLC (the “Adviser”), registered investment adviser to the fund set forth in Exhibit A hereto, a series of the Trust (the “Fund”) and is intended to supplement the Participation Agreement (the “Participation Agreement”) dated October 2, 2014 by and between the Company and the Trust.

WHEREAS, the Company and the Trust have entered into a Participation Agreement, pursuant to which the Company, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases shares (“Shares”) of the Fund to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Contracts”) offered by the Company, which Fund may be one of several investment options available under the Contracts; and

WHEREAS, the Adviser recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account’s investments in the Fund, and that in the course of soliciting applications for Contracts issued by the Company and in servicing owners of such Contracts, the Company will provide information about the Trust and the Fund from time to time, answer questions concerning the Trust and the Fund, including questions respecting Contract owners’ interests in the Fund, and provide services with respect to investments in the Fund; and

WHEREAS, the Adviser wishes to compensate the Company for the efforts of the Company in providing services regarding the Fund to Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the fee agreement between the Adviser and the Company.

In consideration of the foregoing and the mutual covenants set forth below, the Company, the Trust and the Adviser agree as follows:

1.Services. The Company has agreed to provide services to the Fund, as they may relate to the investment in the Fund by the Separate Accounts operated by the Company. It is anticipated that such services shall include (but are not limited to): delivery of Fund reports, prospectuses, SAIs, notices, sales literature and advertising material for the Fund as may be reasonably requested by the Fund from time to time; provision of information about the Fund and answering questions concerning the Fund, including continuing education and training of insurance agents and other representatives of the Company, as well as other financial advisors, with respect to the

Fund and serving as funding vehicles for the Contracts; the provision of support services by insurance agents and other representatives of the Company, as well as other financial advisors, who will provide personal service and attention to the foregoing; and other services in respect of the Fund as mutually agreed upon from time to time.

2. Payment for Services. In consideration of the services to be provided by the Company and its agents, the Adviser shall pay to the Company the fees with respect to the Fund equal to the amount set forth in Exhibit A per annum of the average aggregate net asset value of the shares of the Fund held by the Separate Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 2, the average aggregate net asset value of shares of the Fund held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The Payments contemplated by this Paragraph 2 shall be calculated by the Fund at the end of each calendar month and will be paid to each Company within 30 business days thereafter. In addition to the payments described by this paragraph, the Trust and the Adviser agree to the additional revenue requirements set forth in Exhibit A.

3. Term and Termination. This Agreement will terminate automatically upon assignment. Unless terminated as herein provided, this Agreement shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust; and (ii) the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”). This Agreement may be terminated with respect to the Fund at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 (the “1940 Act”)) of the Fund. If this Agreement is terminated with respect to the Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination. Unless terminated with respect to the Fund by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, payments pursuant to this Agreement shall continue for so long as the Separate Accounts own shares of the Fund.

4. Relationship to Other Agreements. This Agreement is intended to supplement the Participation Agreement and not intended to conflict with or supersede the provisions of the Participation Agreement. All representations and warranties made by the parties in the Participation Agreement are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

(Signature Page Follows)

TWO ROADS SHARED TRUST

By:
	Title:	President

REDWOOD INVESTMENT MANAGEMENT, LLC

By:
Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY	JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF YORK

By:	By:
Title: General Counsel	Title:	General Counsel

Exhibit A

Fund	Servicing Fee Rate
Redwood Managed Volatility Portfolio – Class I Shares	[***]

Notwithstanding any limitation set forth in the Agreement, and assuming any class of the Redwood Managed Volatility Portfolio is available on Company’s platform on or before November 1, 2014, the following are the “Guaranteed Fees”:

•	Effective May 1, 2015, the Fund shall guarantee the payment set forth above shall equal or exceed [***] each month.

•	Then effective August 1, 2015, the Fund shall guarantee the payment set forth above shall equal or exceed [***] each month.

To the extent the monthly payment calculated pursuant to the Servicing Fee Rate is less than the Guaranteed Fees, Fund shall pay (in accordance with the terms of the Agreement) the Company the difference between the calculated payment and the Guaranteed Fees. The parties hereto acknowledge that the amount of the Guaranteed Fees in excess of the payments calculated pursuant to the Servicing Fee Rate is a payment made outside of a 12b-l Distribution Plan in effect for any class of shares of the Fund.

Payment on Liquidation/Closing of Fund: In the event the Fund closes to new money or to all contract owners (or decides to liquidate Fund), the Fund will pay a one-time fee up to [***] of actual fees incurred by the Company in advance of Company taking such action. This fee will be based on actual costs incurred by the Company for altering marketing materials, modifying its technology systems and taking other administrative actions in conjunction with such closing/liquidation. The parties hereto acknowledge that the [***] payment is a payment made outside of a 12b-1 Distribution Plan in effect for any class of shares of the Fund. The [***] will be waived if the Fund listed above is closed on April 30 of any year, as the Company has to alter all materials on May 1 of each year.